EXHIBIT 99.1

Media Contact: Kekst & Co.                  STILWELL
      Robert Siegfried (212-521-4832)       FINANCIAL INC.
      Michael Herley (212-521-4897)
                                                    920 Main Street, 21st Floor
                                                   Kansas City, Missouri  64105

Investors Contact:                                             NYSE Symbol:  SV
  Landon H. Rowland (816-218-2416)
    Chairman, President and CEO

  Douglas E. Pittman (816-218-2415)      Release No. 2000-06   October 26, 2000
    Manager of Investor Relations

                                 {News Release}

                  STILWELL FINANCIAL INC. REPORTS 103% INCREASE
                     IN EARNINGS PER SHARE OVER PRIOR YEAR -
              STILWELL'S 17TH CONSECUTIVE RECORD QUARTERLY EARNINGS



Kansas City, Missouri

Stilwell Financial Inc. ("Stilwell"; "Company") announced record earnings for the 17th consecutive quarter. Stilwell reported third quarter 2000 earnings per share of 73(cent) per diluted share (net income of $170.1 million) compared to 36(cent) per diluted share (net income of $82.7 million) in third quarter 1999. Average assets under management increased 97% compared to prior year's third quarter, reflecting the dramatic growth in assets under management at Janus Capital Corporation ("Janus") and Berger LLC ("Berger").

The increase in average assets under management compared to prior year's third quarter generated revenue growth of 96% and, together with controlled expenditure growth, resulted in an operating margin improvement from 42.7% to 48.0%. Higher revenues and improved margins led to a $159.6 million, or 120%, increase in operating income compared to the prior year period. For the three months ended September 30, 2000, equity in net earnings of DST Systems, Inc. ("DST") increased 31% over comparable 1999, continuing the positive growth trend experienced by DST throughout 2000.

For the nine months ended September 30, 2000, consolidated earnings per share increased to $2.23 per diluted share (net income of $510.5 million) from 95(cent) per diluted share (net income of $214.6 million) in 1999. Exclusive of certain non-recurring items as discussed below, ongoing earnings per share increased 113%. Driven by a 109% increase in average assets under management period to period, revenues and operating income increased 108% and 130%, respectively, over the comparable 1999 period. Equity in ongoing net earnings of DST increased $10.8 million, which is a 33% increase over 1999. Janus reported aggregate net cash inflows in each of the first nine months of 2000 and continued to lead the mutual fund industry with more than $67.7 billion in net cash inflows during the nine-month period.

During the first half of 2000, non-recurring gains contributed approximately 21(cent) per diluted share to Stilwell's consolidated net income. These gains were comprised of the following: i) an after-tax gain of approximately $27.3 million resulting from the settlement of litigation with a former equity affiliate; ii) a $15.1 million after-tax gain associated with the Company's sale of 192,408 shares of its Janus common stock to Janus; and iii) approximately $4.3 million (after-tax) in gains representing the Company's proportionate share of a litigation settlement and sales of marketable securities recorded by DST in the first half of 2000.

Diluted Earnings per Share, Assets Under Management And Margin Comparisons

                                                           Third Quarter               Year to Date
                                                           -------------               ------------
                                                         1999          2000         1999          2000
                                                         ----          ----         ----          ----
Diluted Earnings Per Share (1):

  Ongoing Operations                                   $    0.36     $    0.73    $    0.95    $    2.02
  Gain on litigation settlement                             --            --           --           0.12
  Gain on sale of Janus common stock                        --            --           --           0.07
  Proportionate share of DST items                          --            --           --           0.02
                                                       ---------     ---------    ---------    ---------
                                                       ---------     ---------    ---------    ---------
      Total                                            $    0.36     $    0.73    $    0.95    $    2.23
                                                       ---------     ---------    ---------    ---------


Average Assets Under Management (in billions)          $   164.8     $   324.2    $   147.1    $   307.6
                                                       ---------     ---------    ---------    ---------
                                                       ---------     ---------    ---------    ---------

Operating margins                                          42.7%         48.0%        41.8%        46.2%
                                                       ---------     ---------    ---------    ---------
                                                       ---------     ---------    ---------    ---------

(1) All per share information included herein reflects a stock split declared by the Stilwell Board of Directors on June 13, 2000 to accommodate the spin-off of Stilwell from Kansas City Southern Industries, Inc. (KCSI) on July 12, 2000. For every one share of KCSI common stock, two shares of Stilwell common stock were issued to KCSI shareholders of record as of June 28, 2000. Stock options are included in the respective periods for the proportionate number of days outstanding during each period.

Third Quarter:

Stilwell, which includes Janus, Berger, Nelson Money Managers Plc and an approximate 32% equity investment in DST, reported $315.5 billion in assets under management as of September 30, 2000 compared to $170.6 billion as of September 30, 1999. Average assets under management totaled $324.2 billion during third quarter 2000 compared to $164.8 billion in prior year's third quarter, $304.2 billion in second quarter 2000 and $294.4 billion in first quarter 2000. Net cash inflows for the quarter were $8.5 billion, which exceeded prior year's third quarter by 8%. These cash inflows were offset by market depreciation of $6.0 billion during the quarter, primarily due to declines in the equity markets. Shareowner accounts increased by 2.3 million compared to September 30, 1999 and exceeded 6.3 million as of September 30, 2000. Since September 30, 1999, the substantial growth in assets under management has resulted in an increase in revenues from $311.2 million to $609.5 million quarter to quarter.

Operating margins improved in third quarter 2000 versus the comparable 1999 period, indicative of efforts by the management of Stilwell's subsidiaries to control expenditures. Operating expenses of $317.1 million for third quarter 2000 exceeded comparable 1999 by 78% - reflecting the significant revenue growth quarter to quarter - but increased only 3% over second quarter 2000. The increase in expenses over prior year occurred in the following key categories:
i) compensation, primarily related to increases in investment performance-based incentive compensation and the number of employees; ii) alliance and third party administrator fees resulting from a higher level of assets under management through these distribution arrangements; iii) marketing and promotion, largely fulfillment-related; iv) depreciation and amortization arising from Janus' infrastructure enhancement efforts over the last two years and deferred commission payments in connection with the growth in the Janus World Funds Plc; and v) professional services fees associated with the use of temporary employees in peak periods of shareowner activity and consulting in connection with web development efforts.

Third quarter 2000 equity earnings from DST were $14.3 million versus $10.9 million in third quarter 1999. This improvement was largely attributable to higher earnings in DST's financial services and output solutions segments. Consolidated DST revenues increased 10.1% due to a higher number of shareowner accounts serviced (totaling 65.1 million at September 30, 2000 versus 54.8 million at September 30, 1999 and 63.9 million at June 30, 2000) and images produced and statements mailed (increases of 18% and 6%, respectively, since prior year third quarter). Consolidated operating margins improved to 19.6% during third quarter 2000 versus 15.9% in comparable 1999.

Other, net increased to $10.7 million for the three months ended September 30, 2000 versus $9.3 million in comparable 1999. This increase was primarily attributable to interest income on money market accounts. The Company's effective tax rate was essentially unchanged quarter to quarter.

Year to Date:

For the nine months ended September 30, 2000, Stilwell reported a $58.1 billion increase in assets under management as a result of net cash inflows of $69.2 billion, partially offset by market depreciation of $11.1 billion. Since September 30, 1999, net cash inflows and market appreciation of $91.3 billion and $53.6 billion, respectively, have produced an 85% increase in assets under management. Average assets under management increased $160.5 billion (109%)
compared to the nine months ended September 30, 1999, leading to an $890.9 million (108%) improvement in revenues.

Operating margins improved from 41.8% to 46.2% period to period, mirroring the strong improvement quarter to quarter. Higher operating expenses were evident in the same cost components noted in the third quarter 2000 discussion above. Compensation and alliance costs were approximately 36% of total revenues during the nine months ended September 30, 2000 compared to approximately 38% in 1999. With the numerous infrastructure enhancements throughout 1999 and 2000 and the increase in deferred commission payments resulting from the growth of Janus' offshore funds, depreciation and amortization has more than doubled period to period. Additionally, the dramatic increase in assets under management during the first half of the year generated significant shareowner activity, thereby requiring substantial professional services fees for temporary employee help. The rate of increase in the remaining operating expenses on a combined basis continues to trail the rate of revenue growth, highlighting subsidiary management efforts to maintain competitive operating margins.

Equity earnings from DST totaled $47.9 million for year to date 2000 versus $32.4 million in comparable 1999. Exclusive of Stilwell's $4.7 million (pretax) share of non-recurring DST items, the equity in net earnings of DST improved 33% over the nine months ended September 30, 1999. Improvements in revenues and operating margins, together with the non-recurring items discussed above, drove this increase period to period. In its third quarter 2000 earnings news release, DST announced that it expects to convert an additional 5.7 million mutual fund shareholder accounts from new customers by the end of 2000.

Other, net of $32.1 million through September 30, 2000 exceeded the prior year period by $13.6 million, primarily due to interest income and gains from sales of investments in advised funds and other investments. The effective tax rate declined slightly compared to prior year's nine month period due to the non-taxable gain on the sale of Janus common stock to Janus.

EXECUTIVE OFFICER APPOINTMENTS

With the successful completion of the spin-off of Stilwell from Kansas City Southern Industries, Inc. ("KCSI"), Stilwell has realigned its operating management to reflect the focus of its business operations in the financial services industry. In this regard, Joseph D. Monello, who has served as a Vice President and Chief Operating Officer and who led the formation of Stilwell, will focus on business development and strategic opportunities to enhance further Stilwell's growth and capabilities to build shareholder value. Mr. Monello now becomes Vice President of Development.

Danny R. Carpenter, who has worked closely with Mr. Monello and Landon H. Rowland, Chairman, President and Chief Executive Officer of Stilwell, on the separation of Stilwell from KCSI, as well as on the development and execution of the Company's corporate strategy over the past several years, will now be responsible for the day-to-day operations of Stilwell and has been appointed Executive Vice President.

BUSINESS OUTLOOK

Landon H. Rowland, Stilwell's Chairman, President and Chief Executive Officer, said, "We are pleased to report another record quarter for earnings, particularly with the ongoing volatility in the equity markets. These extraordinary results speak to the hard work, dedication and management expertise at our subsidiaries. Consolidated operating income and net income each grew by more than 105% compared to the third quarter and year to date 1999 periods and by more than 12% compared to second quarter 2000.

Stilwell's  subsidiaries  continued to experience  net cash inflows during third quarter 2000 despite the well-documented market fluctuations throughout the quarter. Third quarter 2000 net inflows of $8.5 billion exceeded the prior year and reflect investors' ongoing belief in the core investment philosophies of Janus, Berger and Nelson. During the third quarter, Janus once again demonstrated its intention to do what is in the best interest of its mutual fund shareholders by closing its flagship product, the $48 billion Janus Fund, citing the increasing difficulty of identifying suitable investment opportunities due to the size of the fund. Janus also announced its intention to open the Janus 2 fund in late December 2000.

The officer appointments at Stilwell are designed to enhance further the Company's management structure. Two highly qualified individuals, Joseph D.
Monello and Danny R. Carpenter, will be able to devote their expertise in capacities that fully maximize and complement their unique business, operational and administrative strengths. Messrs. Monello and Carpenter are uniquely qualified executives. Both have been integral decision-makers in the formation of Stilwell and the implementation of the Company's business strategy.

Our confidence in Stilwell and its market-leading subsidiaries has never been higher. During the third quarter of 2000, as part of Stilwell's previously announced stock repurchase program of up to $1 billion over the next two years, the Company repurchased more than 3.1 million shares of its common stock through open market transactions pursuant to regulatory guidelines. We have great conviction that this investment will prove to be extremely beneficial to our existing shareholders over the long term."

Shareholders and other interested parties are invited to listen to Stilwell's third quarter earnings presentation by calling (800) 406-5345, code #482316, at least ten minutes prior to the 4:30 EDT start time of the presentation. The accompanying slides to the presentation are expected to be available on the Stilwell web site (http://www.stilwellfinancial.com). Additionally, a replay of the presentation will be available for one week by calling (719) 457-0820 or
(888) 203-1112, code #482316.

                               * * * * * * * * * *


This press release includes statements concerning potential future events involving the company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Registration Statement on Form 10 dated June 15, 2000 and filed by the Company with the Securities and Exchange Commission (Commission file no. 001-15253). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                         (Financial Information Attached)

                              ............. The End

                                        STILWELL FINANCIAL INC.
                                   CONSOLIDATED STATEMENTS OF INCOME
                               (dollars in millions, except per share data)
                                             (Unaudited)


                                                       Three Months                    Nine Months
                                                     Ended September 30,           Ended September 30,
                                                  ------------------------     --------------------------
                                                   1999              2000         1999             2000
                                                   ----              ----         ----             ----
Revenues:

   Investment management fees                     $  253.8         $  502.3      $  675.7         $1,414.9
   Shareowner servicing fees                          49.2             90.2         131.1            259.6
   OTHER                                               8.2             17.0          19.9             43.1
                                                  --------         --------      --------         --------
         Total                                       311.2            609.5         826.7          1,717.6
                                                  --------         --------      --------         --------
Operating Expenses:
  Compensation                                        82.8            138.3         218.7            387.3
  Marketing and promotion                             16.3             22.3          51.9             77.0
  Alliance and third party administrator fees         40.2             83.4          96.2            237.1
  Depreciation and amortization                       10.0             21.5          24.7             57.0
  Professional services                                5.9             17.0          19.3             49.0
  Other                                               23.2             34.6          70.4            117.1
                                                  --------         --------      --------         --------
        Total                                        178.4            317.1         481.2            924.5
                                                  --------         --------      --------         --------

Operating Income                                     132.8            292.4         345.5            793.1

Equity in earnings of unconsolidated affiliates       11.6             14.3          34.1             48.9
Interest Expense - Kansas City
  Southern Industries, Inc.                           (0.7)             -            (2.4)            (0.7)
Interest Expense - third parties                       -               (1.9)          -               (5.1)
Gain on litigation settlement                          -                -             -               44.2
Gain on sale of Janus common stock                     -                -             -               15.1
Other, Net                                             9.3             10.7          18.5             32.1
                                                  --------         --------      --------         --------

   Income before taxes and minority interest         153.0            315.5         395.7            927.6

Income tax provision                                  55.6            114.2         142.5            330.8
Minority interest in consolidated earnings            14.7             31.2          38.6             86.3
                                                  --------         --------      --------         --------
Net Income                                        $   82.7         $  170.1      $  214.6         $  510.5
                                                  --------         --------      --------         --------

Per share data:
---------------

Weighted Average Common
     shares outstanding (in thousands) (1)         223,000          223,407       223,000          223,163
                                                  --------         --------      --------         --------

Basic earnings per common share                   $   0.37         $   0.76      $   0.96         $   2.29
                                                  --------         --------      --------         --------

Diluted Common
   shares outstanding (in thousands) (1)           223,000          229,297       223,000          225,126
                                                  --------         --------      --------         --------

Diluted earnings per common share                 $   0.36         $   0.73      $   0.95         $   2.23
                                                  --------         --------      --------         --------

(1) All share and per share information included herein reflects a stock split declared by the Stilwell Board of Directors on June 13, 2000 to accommodate the spin-off of Stilwell from Kansas City Southern Industries, Inc. ("KCSI") on July 12, 2000. For every one share of KCSI common stock, two shares of Stilwell common stock were issued to KCSI shareholders of record as of June 28, 2000. Stock options are included in the respective periods for the proportionate number of days outstanding during each period. In connection with the spin-off, Stilwell issued stock options for Stilwell common stock to holders of KCSI stock options. There were no dilutive securities outstanding during 1999; accordingly, the number of basic and dilutive common shares for earnings per share computations are the same. Additionally, the accumulations of Basic and Diluted Earnings per Common Share for the three quarters in 1999 and 2000 do not necessarily total the Basic and Diluted Earnings per Common Share for the nine months ended September 30, 1999 and 2000, respectively.